The CIT Group, Inc. (NJ)
650 CIT Drive
Livingston, NJ 07039

CIT

                                                                                              October 19, 2000

Jim Jones
Vice President and Treasurer
LSB Industries
16 South Pennsylvania Avenue
Oklahoma City, OK 73107

Dear Mr. Jones:

Reference is made to that certain Loan Agreement dated October 31, 1994, as amended (the "Agreement") between DSN Corporation, ("Debtor"), and the CIT Group/Equipment Financing, Inc. ("CIT").  Debtor has advised CIT that LSB Industries, Inc., a guarantor of Debtor's obligations to CIT were not in compliance with certain covenants as of September 30, 2000.

Debtor has requested, that notwithstanding anything to the contrary in the Agreement, that CIT waive the instances of non-compliance through December 31, 2001.

CIT hereby waives, as of this date, the above instances of non-compliance under the Agreement.

All other terms, conditions and agreements under the Loan Agreement, together with all schedules, attachments and amendments thereto shall remain in full force and effect.  Please note that CIT's willingness to waive this particular covenant violation should not be interpreted as CIT's agreement or willingness to waive any further breach or violation of the Agreement.

                                                                                          Sincerely,
                                                                                          The CIT Group Equipment Financing, Inc.
                                                                                          By:______________________________
                                                                                          Title:_____________________________

Acknowledged and Agreed to
DSN Corporation
By:__________________________
Title:_________________________